Exhibit 99

             Financial Statements of Virginia PCS Alliance, L.C. and
               West Virginia PCS Alliance, L.C. for the year ended
                               December 31, 1999.

                           VIRGINIA PCS ALLIANCE, L.C.

                                FINANCIAL report

                                December 31, 1999

                                    Contents

----------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                                              1
----------------------------------------------------------------------------

FINANCIAL STATEMENTS

   Balance sheets                                                     2 - 3

   Statements of operations                                               4

   Statements of members' equity (deficit)                                5

   Statements of cash flows                                           6 - 7

   Notes to financial statements                                     8 - 13

----------------------------------------------------------------------------

                          Independent Auditor's Report

To the Management Committee
Virginia PCS Alliance, L.C.
Waynesboro, Virginia

We have audited the accompanying balance sheets of Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the related statements of operations, members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Alliance's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen LLP

Richmond, Virginia
February 17, 2000

VIRGINIA PCS ALLIANCE, L.C.

BALANCE SHEETS
December 31, 1999 and 1998

ASSETS (Note 2)                                                1999               1998
----------------------------------------------------------------------------------------------
Current Assets
   Cash and cash equivalents                            $           64,052 $           59,814
   Accounts receivable, net of allowance
      of $561,861 ($194,958 in 1998)                             1,790,159            570,893
   Account receivable, other                                       867,376            373,952
   Inventories                                                   5,996,148          2,271,572
   Prepaid expenses                                                522,798            371,924
                                                        --------------------------------------

              Total current assets                               9,240,533          3,648,155
                                                        --------------------------------------

Subordinated Capital Certificates                                4,522,811          3,838,366
                                                        --------------------------------------

Property and Equipment
   Land and building                                             1,864,318          1,220,533
   Network plant and equipment                                  73,920,705         63,311,713
   Furniture, fixtures and other equipment                       5,913,845          4,057,770
   Radio spectrum licenses                                      32,714,384         32,714,384
                                                        --------------------------------------

              Total in service                                 114,413,252        101,304,400

   Under construction                                            6,991,159          2,565,479
                                                        --------------------------------------
                                                               121,404,411        103,869,879

   Less accumulated depreciation                                14,989,390          7,257,206
                                                        --------------------------------------
                                                               106,415,021         96,612,673
                                                        --------------------------------------

Other Assets                                                       663,374            216,705
                                                        --------------------------------------

                                                        $      120,841,739 $      104,315,899
                                                        ======================================

See Notes to Financial Statements.


LIABILITIES AND MEMBERS' EQUITY (DEFICIT)                            1999               1998
----------------------------------------------------------------------------------------------------
Current Liabilities
   Accounts payable                                           $        3,737,845 $        8,437,551
   Due to affiliates (Note 6)                                          2,900,955          2,260,982
   Dividends payable (Note 3)                                            229,138            229,138
   Customer deposits                                                     152,758             56,187
   Advance billings                                                       80,702             71,518
   Accrued interest                                                      355,970            726,992
   Accrued payroll                                                        98,680            150,515
   Accrued taxes                                                          39,676             35,878
   Other accrued liabilities                                              37,075             22,129
                                                              --------------------------------------

              Total current liabilities                                7,632,799         11,990,890
                                                              --------------------------------------


Long-Term Debt (Note 2)                                              131,478,017         90,301,358
                                                              --------------------------------------


Redeemable Series A Preferred Membership Interests (Note 3)           15,191,674         14,345,128
                                                              --------------------------------------


Commitments (Note 5)


Members' Equity (Deficit)  (Note 4)
   Series B preferred membership interests                            15,094,337         10,860,376
   Common membership interests                                       (48,555,088)       (23,181,853)
                                                              --------------------------------------
                                                                     (33,460,751)       (12,321,477)
                                                              --------------------------------------

                                                              $      120,841,739 $      104,315,899
                                                              ======================================


VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF OPERATIONS
Years Ended December 31, 1999 and 1998
                                                                       1999                 1998
--------------------------------------------------------------------------------------------------------
Operating revenues:
   Subscriber revenue                                         $          7,957,059 $          1,738,543
   Wholesale revenue                                                     3,903,356            2,175,733
   Equipment sales                                                       1,516,240              730,356
                                                              ------------------------------------------
                                                                        13,376,655            4,644,632
                                                              ------------------------------------------

Operating expenses:
   Cost of goods sold                                                    5,863,735            3,009,537
   Maintenance and support                                               6,638,337            5,166,427
   Depreciation and amortization                                         7,769,480            7,040,676
   Customer operations                                                   8,684,604            5,729,097
   Corporate operations                                                  2,517,056            2,111,408
                                                              ------------------------------------------
                                                                        31,473,212           23,057,145
                                                              ------------------------------------------

              Loss before interest and preferred dividends             (18,096,557)         (18,412,513)

Interest income (expense):
   Interest income                                                         262,094
   Senior credit facility                                               (6,390,325)          (4,131,445)
   Redeemable preferred interest                                        (1,914,486)          (1,870,988)
                                                              ------------------------------------------
              Net loss                                        $        (26,139,274) $       (24,414,946)
                                                              ==========================================

See Notes to Financial Statements.

VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
Years Ended December 31, 1999 and 1998
                                         Series B
                                         Preferred          Common
                                        Membership        Membership
                                         Interests         Interests           Total
-------------------------------------------------------------------------------------------
Balance as of January 1, 1998        $       8,320,000 $         773,469 $       9,093,469
   Capital contributions                     2,540,376           459,624         3,000,000
   Net loss                                        -         (24,414,946)      (24,414,946)
                                     ------------------------------------------------------
Balance as of December 31, 1998             10,860,376       (23,181,853)      (12,321,477)
   Capital contributions                     4,233,961           766,039         5,000,000
   Net loss                                        -         (26,139,274)      (26,139,274)
                                     ------------------------------------------------------
Balance as of December 31, 1999      $      15,094,337 $     (48,555,088) $    (33,460,751)
                                     ======================================================

See Notes to Financial Statements.

VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999 and 1998
                                                                                     1999               1998
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net loss                                                                   $     (26,139,274)      (24,414,946)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation                                                                     6,914,324         6,527,202
      Amortization                                                                       855,156           513,474
      Changes in assets and liabilities:
        (Increase) in:
           Accounts receivable                                                        (1,712,690)         (845,973)
           Inventories                                                                (3,724,576)       (1,412,802)
           Prepaid expenses                                                             (150,874)         (128,132)
        Increase (decrease) in:
           Accounts payable, trade                                                       515,676        (4,119,974)
           Advance billings and customer deposits                                        105,755            98,099
           Accrued interest                                                             (371,022)          132,406
           Accrued dividends on Series A Preferred
              Membership Interests                                                       814,587           771,087
           Other accrued liabilities                                                     (33,091)          192,993
                                                                              -------------------------------------
              Net cash used in operating activities                                  (22,926,029)      (22,686,566)
                                                                              -------------------------------------
Cash Flows From Investing Activities

   Purchase of property and equipment                                                (22,749,914)      (34,826,975)
   Increase in patronage capital certificates                                           (466,833)              -
   Decrease in deferred charges                                                           14,827               -
                                                                              -------------------------------------
              Net cash used in investing activities                                  (23,201,920)      (34,826,975)
                                                                              -------------------------------------
Cash Flows From Financing Activities
   Capital contributions, net                                                          5,000,000         3,000,000
   Advances from affiliates                                                              639,973         1,600,599
   Borrowings on revolving credit agreements, net                                     27,487,693           273,024
   Proceeds from long-term borrowings                                                 13,004,521        52,540,650
                                                                              -------------------------------------
              Net cash provided by financing activities                               46,132,187        57,414,273
                                                                              -------------------------------------
              Net decrease in cash and cash equivalents                                    4,238          (99,268)
Cash and cash equivalents
   Beginning                                                                              59,814           159,082
                                                                              -------------------------------------
   Ending                                                                     $           64,052            59,814
                                                                              =====================================

                                   (Continued)

VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended December 31, 1999 and 1998
                                                                                   1999               1998
------------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Noncash Investing and
   Financing Activities
   Noncash increases in property and equipment consisting
     primarily of accrued construction costs, accounts payable, accrued dividends, and capitalization of other intangible
     costs                                                                  $          829,430 $        6,044,812
                                                                            ======================================

   Subordinated capital certificates acquired by long-term
     borrowings                                                             $          684,445 $        2,765,302
                                                                            ======================================

Supplemental Disclosure of Cash Flow Information

   Cash payments for interest                                               $        7,064,868 $        4,419,430
                                                                            ======================================

   Cash payments for redeemable preferred interest                          $        1,099,899 $        1,099,896
                                                                            ======================================

 See Notes to Financial Statements.

VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies

The Virginia PCS Alliance, L.C. ("Alliance") was organized in 1994 pursuant to the provisions of the Virginia Limited Liability Company Act. The Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services ("PCS") in central and western Virginia. Operations commenced during September 1997, prior to which the Alliance was in the development stage. Its major activities through September 1997 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital.

CFW Wireless Inc., a wholly-owned subsidiary of CFW Communications Company, is responsible for managing and operating the Alliance pursuant to the terms and conditions of the service agreement and within the framework of the approved operating and capital business plan.

The following is a summary of the Alliance's significant accounting policies:

   Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and cash equivalents: The Alliance considers all highly liquid cash investments with a purchased maturity of three months or less to be cash equivalents. At times such investments may be in excess of federally-insured amounts.

   Inventories: Inventories include PCS telephone equipment held for sale and are stated at the lower of average cost or market.

   Property and equipment: Property and equipment is stated at cost and depreciated using the straight-line method over their estimated useful lives. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives ranging from 5 to 17 years, with an average life of approximately 10 years for the category. Furniture, fixtures and other equipment are depreciated over various lives ranging from 3 to 24 years. Radio spectrum licenses, which are for areas where the licenses are being used in operations, are amortized over a life of 40 years. The Alliance includes radio spectrum licenses in other assets until such licenses are placed in service. Assets under construction represent costs incurred for the construction of cell sites, including allocated overhead costs.

   Revenue recognition: The Alliance earns revenue by providing access to and usage of its personal communications network. Local service and airtime revenues are recognized as services are provided. Wholesale revenues are earned by providing switch access and other switching services, including roamer management, to other wireless carriers. Wholesale prices are based on actual annual fixed and variable costs. Other revenues for equipment sales are recognized at the point of sale. Handset equipment is sold at prices below cost. Prices are based on the service contract period. The Alliance recognizes the entire cost of the handsets at the point of sale, rather than deferring such costs over the service contract period.

VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.     Significant Accounting Policies (Continued)

   Fair value of financial instruments: The fair value of financial instruments recorded on the balance sheets are not significantly different than the carrying amounts.

   Income taxes: The Alliance is treated as a partnership for income tax purposes. The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable, but rather accrue directly to the members as provided by agreement. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

   Financial statement classifications: Certain amounts on the 1998 financial statements have been reclassified, with no effect on net loss or members' equity (deficit) to conform with classifications adopted in 1999.

Note 2.      Long-Term Debt

Long-term debt consists of the following as of December 31:

                                               1999               1998
                                        --------------------------------------
Vendor Supported Loan                   $       75,000,000 $       71,139,502
Supplemental Loan                               15,456,231          5,627,763
Line of Credit                                  29,642,412          2,154,719
U. S. Department of the Treasury, FCC           11,154,374         11,154,374
Other                                              225,000            225,000
                                        --------------------------------------
                                        $      131,478,017 $       90,301,358
                                        ======================================

In September 1996, the Alliance entered into two 7.00% installment notes with the Federal Communications Commission ("FCC") related to licenses awarded in the PCS radio spectrum Block "C" auction. Interest only is payable quarterly through September 30, 2002. Commencing December 31, 2002, principal and interest is payable in equal quarterly installments of $805,341 through June 30, 2006. The entire unpaid principal amount, together with accrued and unpaid interest, is due September 17, 2006 ("Maturity Date").

The Alliance has a $146.0 million Senior Secured Credit Facility with the Rural Telephone Financing Cooperative ("RTFC" or "Lender"). This credit facility was entered into in 1999 and replaced the Alliance's previous $89 million senior secured credit facility. The available facilities consist of a 7-year term loan ("Vendor Supported Loan") in the amount of $75.0 million, a 7-year term loan ("Supplemental Loan") in the amount of $36.0 million, and a 7-year revolving line of credit loan ("Line of Credit") in the amount of $35.0 million.

The Vendor Supported Loan is to finance up to $71.25 million of Motorola ("Vendor") supplied PCS equipment and engineering services, nonvendor related capital expenditures, microwave relocation expenses and working capital, and to purchase up to $3.75 million of RTFC subordinated capital certificates ("SCCs"). The Supplemental Loan is to finance up to $34.2 million of nongovernment-funded PCS license costs, microwave relocation expenses, non-Motorola related capital expenditures and working capital, and to purchase up to $1.8 million of RTFC SCCs.

VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.       Long-Term Debt (Continued)

The RTFC SCC's are nonmarketable securities and are stated at historical cost. As the RTFC loans are repaid, the SCCs will be refunded through a cash payment to maintain a 5% SCCs-to-outstanding loan balance ratio.

Interest  only is  payable  through  four  years for the  Vendor  Supported  and
Supplemental Loans. After this time, principal is payable in quarterly installments, plus accrued interest, with 10% of the principal due in year five, 15% due per year in years six and seven, and the final 60% is due at the maturity date, October 15, 2006.

As borrowings occur, the Alliance can choose between several fixed and variable rate interest options. The variable interest rate in effect on the nonfixed portions of the Vendor Supported and Supplemental Loans at December 31, 1999 and 1998 was 7.45% and 6.60%, respectively. In January 1998, the Alliance converted $15.0 million of the Vendor Supported Loan to a fixed rate of 7.25%. This rate is in effect until January 2003, at which time the loan will revert to the variable rate. In September 1998, the Alliance converted $27.0 million of the Vendor Supported Loan to a fixed rate of 6.55%. This rate is in effect until September 2001, at which time the loan will revert to the variable rate.

The credit facility includes a line of credit to supplement the Alliances general short-term cash requirements. The line of credit is to be repaid on October 15, 2006. The interest rate on the Line of Credit is the RTFC's standard monthly quoted line of credit rate plus 0.5%. The interest rate in effect on the Line of Credit at December 31, 1999 and 1998 was 8.10% and 7.20%, respectively.

Interest costs in 1999 were approximately $6.7 million of which $6.4 was expensed and $0.3 million was capitalized. Interest costs in 1998 were approximately $4.5 million of which $4.1 million was expensed and $0.4 million was capitalized.

All of the Alliance's present and future assets are pledged as security for the RTFC loans. In addition, each member of the Alliance has entered into an irrevocable unsecured pro rata guaranty with the RTFC for up to $68.3 million in the aggregate. As additional credit support for the Vendor Supported Loan and the supplemental loan, Motorola has entered into a guaranty agreement with the RTFC for up to $77.7 million of the Alliance's outstanding indebtedness.

The loan agreements contain various restrictive covenants, including negative covenants, related to additional indebtedness, payment of dividends, redemption of membership interests and payment of management fees. The agreements also contain financial covenants related to cash flows, population coverage and number of subscribers.

VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.     Long-Term Debt (Continued)

Long-term debt maturities of amounts of Vendor Supported and Supplemental loans outstanding at December 31, 1999 are as follows:

2000 through 2002                                          $              -
2003                                                                4,522,812
2004                                                               11,307,029
Thereafter                                                        115,648,176
                                                           -------------------
Total                                                      $      131,478,017
                                                           ===================


The RTFC allocates a large percentage of its annual margins to its patrons. A majority portion of the allocation is returned to the borrowers in cash. The remainder is issued to borrowers in the form of patronage capital certificates, which are retired in cash on an RTFC board approved cycle. In 1999, the Alliance received a cash distribution for 1998 patronage capital in the amount of $123,993. A $419,260 receivable for the 1999 cash distribution was recorded and is reflected in Other receivables on the Alliance's balance sheet . The net present value of the total patronage capital certificates was $466,833 at December 31, 1999 and is reflected in Other assets on the Alliance's balance sheet. The Alliance records Patronage Capital as a reduction in interest expense.

Note 3.      Series A Preferred Membership Interests

The Series A Preferred Membership Interests consists of 1,294,000 units issued on December 30, 1996 at $10.00 per unit (stated value). Total proceeds were $12,940,000 before issuance costs. These units are entitled to cumulative, but not compounded, cash distributions at 8.5% per annum. This amount is payable quarterly for five years from the date contributed, at which time a "true up" amount is payable for the difference between an amount computed based on a 14% compounded annualized rate of return and the cumulative amount described above at 8.5%. At December 31, 1999 and 1998, accrued current dividends were approximately $229,000 for each date and accrued "true up" dividends were approximately $2,316,000 and $1,501,000, respectively. Accrued "true up" dividends are included on the balance sheet with "Redeemable Series A Preferred Membership Interests."

At any time after the fifth anniversary of the capital contribution date, each Series A Preferred Member may put all, but not less than all, of its Preferred Series A Membership Interest to the Alliance in exchange for cash equivalent to the stated value, plus any accrued distributions. If such put takes place, additional Common Membership Interests may be acquired at $10.00 per unit for 88.1% of the put amount by CFW Communications Company and for 11.9% of the put amount by R&B Communications, Inc., both Common Members.

For any Series A Preferred Membership Interests not put to the Alliance as of the fifth anniversary date as well as any "true up" amounts due, the annual cash distribution rate will be changed to the lesser of 7% or LIBOR plus 1-1/2%, payable quarterly. After ten years from the Series A capital contribution date, the Alliance may redeem at any time, any or all of the Series A Preferred Membership Interests still outstanding, at the Stated Value plus any accrued distributions.

VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 4.      Members' Equity (Deficit)

Members' equity (deficit) consists of the following classes of membership interests:

   Series B Preferred Membership Interests: This consists of 782,000 units issued on September 30, 1996 at $10.00 per unit (stated value), 50,000 units converted from Common Units on August 27, 1997 at $10.00 per unit (stated value), 115,471.6 units issued on January 6, 1998 at $22.00 per unit (stated value), and 192,452.7 units issued on January 4, 1999 at $22.00 per unit (stated value). Dividends are payable beginning after the tenth year from the capital contribution date at 8% per annum, payable quarterly and are cumulative, but not compounded. After the fourth year from the capital contribution date, the Series B units are convertible into Common Membership Interests on a unit-for-unit basis.

   Common Membership Interests: Common membership interests consist of a 440,363.8 Common Units. Additional future cash contributions may be required from the Common Members on the same terms and conditions of their initial Capital Contribution. If any Common Member fails to make the additional contributions, their existing capital account balance may be redeemed at 25% and amounts forfeited would be allocated among the remaining Common Members.

   Equity Subscriptions: The members entered into equity subscription agreements that obligates them to contribute $30 million in the aggregate of which $8 million had been contributed as of December 31, 1999. The remaining additional equity contributions are scheduled to be contributed over three years $10 million in 2000; $10 million in 2001 and $2 million in 2002. Such contributions shall be for the purchase, at fair market value, of Common Membership or Series B Preferred Membership units.

In January 2000, the members contributed $5.0 million to the Alliance, purchasing 34,820 Common Units for $0.8 million and 192,452.7 Series B Preferred Membership Units for approximately $4.2 million.

Note 5.      Commitments

Leases: The Alliance leases property for cell site locations and retail stores. Leases for cell site locations vary in term from five to twenty years. Leases for retail store locations vary in term from three to five years. Certain cell site location leases have been prepaid and are being amortized on a straight-line basis over the total lease term. Total annual lease expense for the years ended December 31, 1999 and 1998 was approximately $1,571,000 and $1,169,000, respectively. The total amount committed under these lease agreements is $1,353,576 in 2000, $1,320,316 in 2001, $1,159,081 in 2002, $853,706 in 2003,
$569,760 in 2004 and $2,040,167 for the years thereafter.

Equipment: The Alliance had outstanding purchase commitments of approximately $2.2 million at December 31, 1999.

VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 6.      Related Party Transactions

All transactions of the Alliance are administered by the managing partner. CFW Wireless, a subsidiary of CFW Communications Company provided, in accordance with the service contract, engineering, construction, sales management, billing, customer care and other general and administrative services to the Alliance in the amount of $4,751,731 in 1999 and $3,015,260 in 1998. Of the total 1999 charges,  $4,253,119 ($2,684,701 in 1998) was expensed and $498,612 ($330,559 in
1998) was capitalized. CFW Communications Company also provided certain corporate services for the Alliance in the amount of $2,094,421 in 1999 and $1,310,486 in 1998. All corporate services were expensed in 1999 and 1998. Corporate services include executive, finance, accounting, human resources, information management and marketing services. Such services are charged to the Alliance at cost. In addition, the managing partner advances funds to the Alliance to cover expenditures incurred. These advances are included in due to affiliates in the accompanying balance sheets. Interest on outstanding advances was $240,627 in 1999.

Switch access and switching services are provided at cost to the West Virginia PCS Alliance L.C. and the Virginia RSA6 Cellular Limited Partnership, both affiliated through common ownership and management. Such services have been recorded as wholesale revenue and totaled $1,454,228 in 1999 and $1,639,595 in 1998.

                        WEST VIRGINIA PCS ALLIANCE, L.C.

                                FINANCIAL REPORT

                                December 31, 1999

                                    Contents

----------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                                              1
----------------------------------------------------------------------------

FINANCIAL STATEMENTS

   Balance sheets                                                     2 - 3

   Statements of operations                                               4

   Statements of members' equity (deficit)                                5

   Statements of cash flows                                           6 - 7

   Notes to financial statements                                     8 - 11

----------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

To the Management Committee
West Virginia PCS Alliance, L.C.
Waynesboro, Virginia

We have audited the accompanying balance sheets of West Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the related statements of operations, members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Alliance's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen LLP

Richmond, Virginia
February 17, 2000

WEST VIRGINIA PCS ALLIANCE, L.C.

BALANCE SHEETS
December 31, 1999 and 1998
ASSETS (Note 2)                                              1999               1998
--------------------------------------------------------------------------------------------
Current Assets
   Cash and cash equivalents                          $            8,120 $           10,254
   Accounts receivable, net of allowance
      of $99,915 ($1,768 in 1998)                                832,763             32,453
   Other receivables                                             175,376            141,449
   Inventories                                                 1,281,241            229,150
   Prepaid expenses                                               69,049             74,145
                                                      --------------------------------------

              Total current assets                             2,366,549            487,451
                                                      --------------------------------------

Subordinated Capital Certificates                              2,506,255            411,869
                                                      --------------------------------------

Property and Equipment
   Land and building                                             942,988             42,668
   Network plant and equipment                                33,898,373          8,911,322
   Furniture, fixtures and other equipment                     1,330,005            789,631
   Radio spectrum licenses                                     6,132,100          6,132,100
                                                      --------------------------------------

              Total in service                                42,303,466         15,875,721

   Under construction                                          5,436,007         11,634,333
                                                      --------------------------------------
                                                              47,739,473         27,510,054

   Less accumulated depreciation                               2,317,215            257,819
                                                      --------------------------------------
                                                              45,422,258         27,252,235
                                                      --------------------------------------

Other Assets
   Radio spectrum licenses                                     2,844,772          2,756,946
   Other                                                         356,894            223,441
                                                      --------------------------------------
                                                               3,201,666          2,980,387
                                                      --------------------------------------
                                                      $       53,496,728 $       31,131,942
                                                      ======================================

See Notes to Financial Statements.


LIABILITIES AND MEMBERS' EQUITY (DEFICIT)               1999               1998
---------------------------------------------------------------------------------------
Current Liabilities
   Accounts payable                              $        1,819,567 $        7,147,589
   Due to affiliates (Note 5)                             1,059,198          3,492,424
   Accrued payroll                                           59,797             56,337
   Advance billings                                          27,550              9,371
   Accrued interest                                           5,434              4,526
   Other accrued liabilities                                104,530             22,280
                                                 --------------------------------------

              Total current liabilities                   3,076,076         10,732,527


Long-Term Debt (Note 2)                                  51,125,102          9,237,389


Commitments (Note 4)


Members' Equity (Deficit)  (Note 3)                       (704,450)         11,162,026
                                                 --------------------------------------









                                                 $       53,496,728 $       31,131,942
                                                 ======================================


WEST VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF OPERATIONS
Years Ended December 31, 1999 and 1998
                                                                                  1999                1998
-------------------------------------------------------------------------------------------------------------------
Operating revenues:
   Subscriber revenue                                                    $          2,307,517 $             46,293
   Equipment sales                                                                    681,398               65,388
                                                                         ------------------------------------------
                                                                                    2,988,915              111,681
                                                                         ------------------------------------------

Operating expenses:
   Cost of goods sold                                                               3,065,469              218,943
   Maintenance and support                                                          4,129,714              610,106
   Depreciation and amortization                                                    2,067,618              258,959
   Customer operations                                                              4,094,039            1,308,767
   Corporate operations                                                             1,743,683              817,984
                                                                         ------------------------------------------
                                                                                   15,100,523            3,214,759
                                                                         ------------------------------------------

              Loss before interest expense                                        (12,111,608)          (3,103,078)

Interest expense                                                                    1,175,868
                                                                         ------------------------------------------
              Net loss                                                   $        (13,287,476) $        (3,103,078)
                                                                         ==========================================

See Notes to Financial Statements.

WEST VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
Years Ended December 31, 1999 and 1998


                                                                 Common
                                                               Membership
                                                                Interests
------------------------------------------------------------------------------

Balance as of December 31, 1997                             $      14,290,224
   Issuance costs                                                     (25,120)
   Net loss                                                        (3,103,078)
                                                            ------------------
Balance as of December 31, 1998                                    11,162,026
   Capital contributions                                            1,421,000
   Net loss                                                       (13,287,476)
                                                            ------------------
Balance as of December 31, 1999                             $       (704,450)
                                                            ==================


See Notes to Financial Statements.

WEST VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999 and 1998
                                                                   1999               1998
--------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net loss                                                 $      (13,287,476) $      (3,103,078)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation                                                   2,059,396            254,849
      Amortization                                                       8,222              4,110
      Changes in assets and liabilities:
        (Increase) decrease in:
           Accounts receivable                                        (834,237)          (173,902)
           Inventories                                              (1,052,091)          (229,150)
           Prepaid expenses                                              5,096            (74,145)
        Increase in:
           Accounts payable                                            518,754            682,086
           Advance billings                                             18,180              9,371
           Accrued interest                                                908              4,526
           Other accrued liabilities                                    85,710              2,489
                                                            --------------------------------------
              Net cash used in operating activities                (12,477,538)        (2,622,844)
                                                            --------------------------------------
Cash Flows From Investing Activities
   Purchase of property and equipment                              (26,076,196)       (13,997,039)
   Increase in radio spectrum licenses                                 (87,826)            (3,994)
   Increase in deferred charges                                            (95)           (10,803)
   Increase in patronage capital certificates                         (141,580)               -
                                                            --------------------------------------
              Net cash used in investing activities                (26,305,697)       (14,011,836)
                                                            --------------------------------------
Cash Flows From Financing Activities
   Increase in equity issuance costs                                       -               (2,232)
   Capital contributions                                             1,421,000                -
   Advances from affiliates                                         (2,433,226)         3,426,045
   Borrowings on revolving credit agreements, net                         -             1,000,000
   Proceeds from long-term borrowings, net                          39,793,327          7,825,520
                                                            --------------------------------------
              Net cash provided by financing activities             38,781,101         12,249,333
                                                            --------------------------------------
              Net decrease in cash and cash equivalents                 (2,134)        (4,385,347)
Cash and cash equivalents
   Beginning                                                            10,254          4,395,601
                                                            --------------------------------------
   Ending                                                   $            8,120 $           10,254
                                                            ======================================

                                         (Continued)

WEST VIRGINIA PCS ALLIANCE, L.C.

STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended December 31, 1999 and 1998
                                                                                   1999               1998
------------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Noncash Investing and
   Financing Activities
   Noncash increases in property and equipment consisting
     primarily of accrued construction costs and reallocation
     of prior year other intangible costs                                   $          618,726 $        6,661,939
                                                                            ======================================

   Subordinated capital certificates acquired by long-term
     borrowings                                                             $        2,094,386 $          411,869
                                                                            ======================================

Supplemental Disclosure of Cash Flow Information

   Cash payments for interest                                               $        1,781,822 $          178,627
                                                                            ======================================

 See Notes to Financial Statements.

WEST VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies

The West Virginia PCS Alliance, L.C. ("Alliance") was organized in 1997 pursuant to the provisions of the Virginia Limited Liability Company Act. The Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services ("PCS") in West Virginia. Operations commenced during September 1998, prior to which the Alliance was in the development stage. Its major activities through September 1998 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital.

CFW Wireless Inc., a wholly-owned subsidiary of CFW Communications Company, is responsible for managing and operating the Alliance pursuant to the terms and conditions of the service agreement and within the framework of the approved operating and capital business plan.

The following is a summary of the Alliance's significant accounting policies:

   Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and cash equivalents: The Alliance considers all highly liquid cash investments with a purchased maturity of three months or less to be cash equivalents. At times such investments may be in excess of federally-insured amounts.

   Inventories: Inventories include PCS telephone equipment held for sale and are stated at the lower of average cost or market.

   Property and equipment: Property and equipment is stated at cost and depreciated using the straight-line method over their estimated useful lives. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives ranging from 5 to 17 years, with an average life of approximately 10 years for the category. Furniture, fixtures and other equipment are depreciated over various lives ranging from 3 to 24 years. Radio spectrum licenses, which are for areas where the licenses are being used in operations, are amortized over a life of 40 years. The Alliance includes radio spectrum licenses in other assets until such licenses are placed in service. Assets under construction represent costs incurred for the construction of cell sites, including allocated overhead costs.

   Revenue recognition: The Alliance earns revenue by providing access to and usage of its personal communications network. Local service and airtime revenues are recognized as services are provided. Other revenues for equipment sales are recognized at the point of sale. Handset equipment is sold at prices below cost. Prices are based on the service contract period. The Alliance recognizes the entire cost of the handsets at the point of sale, rather than deferring such costs over the service contract period.

WEST VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.     Significant Accounting Policies (Continued)

   Fair value of financial instruments: The fair value of financial instruments recorded on the balance sheets are not significantly different than the carrying amounts.

   Income taxes: The Alliance is treated as a partnership for income tax purposes. The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable, but rather accrue directly to the members as provided by agreement. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

   Financial statement classifications: Certain amounts on the 1998 financial statements have been reclassified, with no effect on net loss or members' equity to conform with classifications adopted in 1999.

Note 2.      Long-Term Debt

Long-term debt consists of the following as of December 31:

                                         1999               1998
                                  --------------------------------------
Vendor Supported Loan             $       50,125,102 $        8,237,389
Line of Credit                             1,000,000          1,000,000
                                  --------------------------------------
                                  $       51,125,102 $        9,237,389
                                  ======================================

In July 1998, the Alliance entered into a $70.5 million Senior Secured Credit Facility with the Rural Telephone Financing Cooperative ("RTFC" or "Lender") and Motorola, Inc. ("Motorola"). The available facilities consist of a 7-year senior secured term loan ("Vendor Supported Loan") in the amount of $52.5 million, a 7-year senior secured term loan ("Supplemental Loan") in the amount of $17.0 million, and a 5-year senior secured revolving line of credit loan ("Line of Credit") in the amount of $1.0 million.

The Vendor Supported Loan is to finance up to $49.9 million of Motorola supplied PCS equipment and engineering services, nonvendor related capital expenditures and microwave relocation expenses, and to purchase up to $2.6 million of RTFC subordinated capital certificates ("SCCs"). The Supplemental Loan is to finance up to $16.2 million of non-Motorola related capital expenditures and working capital, and to purchase up to $0.8 million of RTFC SCCs. The Line of Credit is to supplement the Alliance's general short-term cash requirements.

The RTFC SCC's are nonmarketable securities and are stated at historical cost. As the RTFC loans are repaid, the SCCs will be refunded through a cash payment to maintain a 5% SCCs-to-outstanding loan balance ratio.

As borrowings occur, the Alliance can choose between several fixed and variable rate interest options. The variable interest rate in effect on the nonfixed portions of the Vendor Supported Loan at December 31, 1999 was 7.45%. In September 1998, the Alliance converted $5.0 million of the Vendor Supported Loan to a fixed rate of 6.55%. This rate is in effect until September 2001, at which time the loan will revert to the variable rate.

WEST VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.     Long-Term Debt (Continued)

Under the Line of Credit agreement, the Alliance will pay interest quarterly with all principal and interest payments due five years from the date of the Line of Credit agreement. The interest rate on the Line of Credit is the RTFC's standard monthly quoted line of credit rate plus 0.5%. The interest rate in effect on the Line of Credit at December 31, 1999 was 8.1%.

All of the Alliance's present and future assets and revenues are pledged as security for the RTFC loans. In addition, each member of the Alliance has entered into an irrevocable unsecured pro rata guaranty with the RTFC. These guarantees will not exceed the lesser of (i) $32.8 million plus interest and fees due thereon or (ii) 30% of the outstanding indebtedness under the Vendor Supported Loan plus outstanding borrowings on the Supplemental Loan and Line of Credit, inclusive of principal, interest and fees due thereon. As additional credit support for the Vendor Supported Loan, Motorola has entered into a guaranty agreement with the RTFC, whereby it is committed to guarantee up to the lesser of (i) $36.8 million or (ii) 70% of the Alliance's outstanding indebtedness under the Vendor Supported Loan. Pursuant to this agreement, Motorola is entitled to a guaranty fee of 2%, 3%, and 4% of the outstanding indebtedness under the Vendor Supported Loan which it guarantees in years 5, 6, and 7, respectively. There is no fee in years 1 through 4.

The loan agreements contain various restrictive covenants including negative covenants related to additional indebtedness, redemption of membership interests and payment of management fees. The agreements also contain financial covenants related to cash flows, population coverage, number of subscribers, debt service coverage and leverage.

There are no long-term debt maturities for 2000-2001. Maturities for 2002, 2003, 2004 and 2005 are $2,506,255, $7,265,638, $7,518,765 and $33,834,444,
respectively. Interest costs were approximately $1,783,000 in 1999, approximately $607,000 of which was capitalized.

The RTFC allocates a large percentage of its annual margins to its patrons. A majority portion of the allocation is returned to the borrowers in cash. The remainder is issued to borrowers in the form of patronage capital certificates, which are retired in cash on an RTFC board approved cycle. In 1999, the Alliance recorded a receivable in the amount of $42,932 for the 1999 cash distribution that is reflected in other receivables on the balance sheet. The net present value of the total patronage capital certificates was $141,579 at December 31, 1999 and is reflected in other assets on the balance sheet.

Note 3.      Capital Structure

The Alliance's authorized capitalization consists of one class of membership interest, which consists of 1,242,002 units issued for a total of $14,316,036 before $50,932 of related issuance costs. This issuance is defined as the initial "Capital Contribution." Additional future cash contributions may be required from the members on the same terms and conditions of their initial Capital Contribution. If any member fails to make the additional contributions, their existing capital account balance may be redeemed at 25% of the then outstanding balance and amounts forfeited would be allocated among the remaining common members.

WEST VIRGINIA PCS ALLIANCE, L.C.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.     Capital Structure (Continued)

Pursuant to the terms of the aforementioned debt facility, the members entered into equity subscriptions agreements that obligate them to contribute additional equity of $5.68 million, in the aggregate. Such additional equity contributions are to be made in four annual installments of $1.42 million ending in 2002 for the purchase, at fair market value, of Common Membership units.

In January 2000, the members contributed $1.42 million to the Alliance, purchasing 78,944.44 Common Membership units.

Note 4.      Commitments

Leases: The Alliance leases property for cell site locations and retail stores. Leases for cell site locations vary in term from five to ten years. Leases for retail store locations vary in term from one to five years. Certain cell site location leases have been prepaid and are being amortized on a straight-line basis over the total lease term. Total annual lease expense was approximately $769,000 for the year ended December 31, 1999. The total amount committed under these agreements is $727,989 in 2000, $682,133 in 2001, $657,140 in 2002,
$557,183 in 2003, $308,602 in 2004 and $326,765 for the years thereafter.

Equipment: The Alliance has entered into a purchase contract to acquire up to $35.0 million of equipment over a period ending July 10, 2002. As of December 31, 1999, the Alliance had purchased $20.2 million pursuant to the terms of such contract. Total outstanding purchase commitments were approximatley $2.6 million at December 31, 1999.

Note 5.      Related Party Transactions

All transactions of the Alliance are administered by the managing partner. CFW Wireless, a subsidiary of CFW Communications Company provided, in accordance with the service contract, engineering, construction, customer care and other services to the Alliance in the amount of $1,273,715 in 1999 and $933,585 in 1998. All 1999 charges were expensed. Of the total 1998 charges, $380,746 was expensed and $552,839 was capitalized during the construction and start up period. CFW Communications Company also provided certain corporate services for the Alliance in the amount of $1,168,009 in 1999 and $553,225 in 1998. All of the 1999 charges were expensed. Of the total 1998 charges, $436,014 was expensed and $117,211 was capitalized during the construction and start up period. Corporate services include executive, finance, accounting, human resources, information management and marketing services. Such services are charged to the Alliance at cost. In addition, the managing partner advances funds to the Alliance to cover expenditures incurred. The net advances are included in due to affiliates in the accompanying balance sheet. In addition, the managing partner advances funds to the Alliance to cover expenditures incurred. These advances are included in due to affiliates in the accompanying balance sheets. Interest on outstanding advances totaled 193,990 in 1999.

Switch access and switching equipment and services totaling $972,759 in 1999 and $1,115,043 in 1998 were provided at cost by the Virginia PCS Alliance LC (an entity related by common ownership and management). All of the 1999 charges were expensed. Of the total 1998 charges, $375,941 was expensed and $739,102 was capitalized.